Exhibit 10.1

July 31, 2007

Marc Rubin, MD

Dear Marc:

I am pleased to offer you the position of President and Chief Executive Officer at Titan Pharmaceuticals, Inc. (the “Company”). In this position, you will be the senior officer of the Company and you will report to the Board of Directors of the Company. The Chairman of the Board will also report to the Board of Directors, and all other officers of the Company will report directly to you (or your designee). You will be responsible for directing the Company toward achievement of strategic objectives established by you and the Board of Directors of the Company. In addition, you will be appointed as a member of the Board of Directors. As the Chief Executive of the Company, you will oversee all corporate functional areas, as well as represent the Company to other groups, companies, and the Company’s shareholders. This letter will confirm the terms of your employment with Titan, such employment to begin on an agreed upon date not later than October 1, 2007. If the terms discussed below are acceptable, please sign this letter where indicated and return it to Titan retaining a copy for your records.

1.	Compensation

(a)

Salary. You will be paid a monthly salary of $34,583.33 less applicable withholdings ($415,000.00 annually) with a discretionary performance bonus for each calendar year of 0-50% based upon individual and company performance. Such performance shall be based on, among other things, the Board of Director’s evaluation in its discretion of whether certain annual performance goals for the year at issue (the “Annual Performance Goals”) have been satisfied. The Annual Performance Goals for each calendar year shall be drafted by you, in consultation with other members of senior management, and shall be approved by the Board of Directors, as they may be modified by the Board of Directors in consultation with you and at its discretion. The Annual Performance Goals for a given year shall be approved by the Board of Directors by no later than January 31 of such year, provided you have delivered such Annual Performance Goals to the Board of Directors for their approval reasonably in advance of such date. The discretionary performance bonus, if

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any, for a given calendar year shall be paid on or before March 15 of the following calendar year. All reasonable business expenses will be reimbursed so long as they are incurred in the ordinary course of business. You will be entitled to annual increases in your salary in accordance with Company policies at such time, in addition to an automatic cost of living increase based upon the rate of increase of the consumer price index. If any profit sharing plan is implemented for employees, you will be appropriately included in such plan.

(b)	Stock Options. You will receive stock options to acquire 1,500,000 shares of Titan’s Common Stock (the “Options”), which Options will be governed by the terms and conditions of the Company’s 2002 Stock Option Plan, as amended (the “Plan”). The Options will vest monthly, commencing on your first date of employment, over a four (4) year period at a rate of 25% per year, subject to a requirement of at least 12 months of employment for vesting of any Options, and subject to accelerated vesting as hereinafter provided under paragraphs 1(b)(i) and (ii) below. The exercise price of the Options will be determined per the Plan as of the Grant Date, which shall be the first date of employment.

(i)	Notwithstanding the foregoing, if, during the first twelve (12) months of your employment with the Company, such employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below), 25% of the Options will become vested and exercisable as of the date of such termination of employment.

(ii)	Notwithstanding the foregoing, all unvested Options automatically will become vested and exercisable immediately prior to the occurrence of a Change of Control. For the purposes of this letter, a “Change of Control” shall be deemed to occur (i) upon a sale or transfer of substantially all of the assets of the Company; (ii) upon the acquisition by any person, entity or group of beneficial ownership of 50 percent or more of either the outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or (iii) upon a merger or consolidation of the Company or any of its subsidiaries with any other corporation, which results in the stockholders of the Company prior thereto continuing to represent less than 50 percent of the combined voting power of the voting securities of the Company or the surviving entity after the merger.

(c)	Health Benefits. Health insurance coverage for you and your family will be provided under the Company’s group health plan. You will be entitled to all health and medical benefits as are provided to other employees. In addition, you will be entitled to participate in the Company’s 401(k) plan and all other sponsored employee benefit plans as they are adopted by Titan.

(d)	Vacation, Holidays and Sick Leave. You will receive six (6) weeks of paid vacation per year. Sick leave and holidays will be provided in accordance with the Company’s established policies.

Attached is a summary of the employee benefits for your reference.

2.	Commuting. You and the Company acknowledge that you currently reside in Englewood, New Jersey and the Company is currently headquartered in San Francisco, California. During the first year of your employment, the Company shall give due consideration to, and support in principle for, relocating the Company’s headquarters to New Jersey. Until the one year anniversary of your first date of employment with the Company, or until such earlier time as the Company may relocate to New Jersey, you agree to work out of the Company’s headquarters in San Francisco for at least five (5) consecutive full business days per month, not including time commuting to the San Francisco headquarters. The Company agrees to reimburse you for all reasonable expenses you incur in connection with your having to so travel to and work out of the Company’s San Francisco headquarters, including, without limitation, your travel and San Francisco area lodging expenses. If the Company or any taxing authority determines that you owe penalties, interest and/or taxes on account of being reimbursed for expenses under this paragraph, the Company shall make, in addition to payment for the actual costs for such expenses, a “gross-up” payment, which shall be the amount required to cause the net amount retained by you after your payment of all such penalties, interest and/or taxes, including taxes on the “gross-up” payment, to equal the net amount for which you would have been reimbursed for such expenses had no such penalties, interest and/or taxes been imposed and no such “gross-up” payment been made.

3.	Termination.

(a)	“At-Will” Employment. You or the Company may terminate the employment relationship at any time, for any reason, with or without Cause.

(b)

Severance. If your employment with the Company is terminated by the Company without Cause, by you for Good Reason or due to your death or Disability (as defined below), the Company will continue to pay your monthly salary on a regular bi-monthly basis, for twelve (12) months from the date of termination if such termination is within the initial 5 years of your employment, or for twenty-four (24) months if such termination is after the first 5 years of your employment. Such payments shall be subject to offset by compensation paid to you, during such salary continuation period, for your services as an employee or independent contractor, of which compensation you agree to promptly notify the Company. Payments made under this paragraph shall be subject to all applicable withholdings. Notwithstanding the foregoing, to the extent that severance payments provided pursuant to this paragraph come within the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (collectively, “Section 409A”), and only to the extent necessary to comply with Section 409A, the payment of such severance payments shall be delayed and made to you no earlier than the earlier of (i) the last day of the 6th complete calendar month following termination of your employment with the Company or (ii) the date of your death, except, as permitted by Section 409A, that the payment of such severance payments shall not be so delayed from when they would otherwise be paid to the extent that (x) they otherwise would be paid on or before March 15 of the calendar year following the calendar year in which your employment is terminated or (y) such amounts constitute “involuntary severance” under Section 409A and are less than or equal to the lesser of (A) 200% of your annual compensation for the calendar year preceding the calendar year of your termination of employment or (B) 200% of the limitation amount under Section 401(a)(17) of the Code on tax-qualified retirement plan compensation in effect for the calendar year of your termination of employment. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(c)	Cause. For purposes of this letter, “Cause” means (i) any willful misconduct by you in the performance of your duties; (ii) gross negligence in the performance, or negligent or intentional substantial non-performance, by you of your duties; (iii) your conviction by a competent court of law of or having plead guilty or no contest to any felony or misdemeanor (other than minor traffic violations or offences of a comparable magnitude not involving dishonesty, fraud, or breach of trust); (iv) your breach of your duty of loyalty to the Company; or (v) a material breach by you of the terms this letter, provided that, prior to any termination of your employment for Cause, you shall be entitled to appear with counsel before the Board of Directors of the Company, and further provided that, in the case of item (ii) involving negligence and item (v), the Company shall provide written notice to you of the grounds on which Cause is asserted and a thirty (30) day opportunity to cure, if curable, following delivery of such notice. For purposes hereof, an action will be considered “willful” only if it is done intentionally, purposely and knowingly, distinguished from an act done carelessly, thoughtlessly or inadvertently. Additionally, the Company shall not consider your conduct within the scope of your duties and undertaken in good faith as falling within the scope of clauses (ii) or (v) above. For the purpose of this letter, your date of termination in the event your employment is terminated for Cause shall be the date on which your are given notice of termination as provided for in this section, or any later date as may be set forth in such notice of termination. However, notwithstanding the preceding sentence, in the event you are provided with notice of the grounds on which Cause is asserted and an opportunity to cure such grounds as provided for in this section, and you fail to cure such grounds within the cure period, your date of termination for such Cause shall be the expiration of such cure period.

(d)	Disability. For purposes of this letter, “Disability” shall mean a mental or physical condition that renders you incapable of diligently performing all of your essential duties and obligations to the Company for any period of three (3) consecutive months or four (4) months in any twelve (12) month period.

(e)	Good Reason. You may resign your employment hereunder for Good Reason, at any time, provided that (i) you provide the Company with at least thirty (30) days’ (but not greater than one hundred twenty (120) days) prior written notice thereof within thirty (30) days of the occurrence of the event giving rise to Good Reason, and (ii) you provide the Company with a thirty (30) day opportunity to cure the event giving rise to Good Reason following the delivery of such notice (the “Cure Period”). For the purpose of this letter, the term “Good Reason” means (i) a material and substantial diminution your duties, authority, or responsibilities that would be inconsistent with your position, (ii) a material failure by the Company to pay your base salary as provided for herein; or (iii) any other material breach by the Company of the terms this letter or of the Indemnification Agreement between you and the Company referred to in paragraph 5 below, provided, in each case, that such event is not cured during the Cure Period. For the avoidance of any doubt, if you do not provide the Company with timely notice as provided for in this paragraph with respect to an event purporting to give rise to Good Reason, you shall have waived your right to terminate your employment hereunder for Good Reason with respect to such event. For the purpose of this letter, your date of termination in the event you resign your employment for Good Reason shall be the expiration date of the Cure Period, provided the Company has failed to materially cure the event giving rise to Good Reason.

4.	Non-Compete and Outside Activities. You agree that, while serving as an employee of the Company, you will not engage in any activity, which is competitive with the Company and you will give your sole and only loyalty to the Company. It is understood that buying and selling of securities of any public company does not constitute a violation of this agreement. Any consulting agreement that may be executed between you and your former employer must be in accordance with this Item 4.

5.	Indemnification. The Company shall indemnify, and advance expenses to, you pursuant to the terms and conditions of its standard Indemnification Agreement (a copy of which is enclosed), subject to your execution and delivery to the Company of such Indemnification Agreement.

6.	Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon the execution of the Company’s Proprietary Information and Inventions Agreements, copies of which are enclosed for your review and execution.

7.	Arbitration. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this letter, or any claims arising out of or relating to this letter or the breach thereof or with your employment with the Company or any termination of that employment, except with respect to prejudgment remedies, will be submitted to and settled by final and binding arbitration in San Francisco, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the “Rules”) then in effect, any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

8.	Attorneys Fees. Within 30 days of your execution and delivery to the Company of this letter, the Company shall either directly pay or reimburse you for all reasonable legal fees and expenses which you have incurred in your analysis and negotiation of this letter agreement up to a maximum amount of $10,000, provided you have previously provided to the Company documents evidencing such fees and expenses.

9.	Code Section 409A. Unless otherwise expressly provided, any payment of compensation by the Company to you, whether pursuant to this letter or otherwise, shall be made on or before March 15 of the calendar year following the calendar year in which your right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” as defined by Section 409A). All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) by the Company to you are intended to comply with the requirements of Section 409A, and shall be interpreted consistent therewith. Neither the Company nor you, individually or in combination, may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. Notwithstanding anything herein to the contrary, no amendment may be made to this letter if it would cause this letter or any payment hereunder to not be in compliance with the requirements of Section 409A.

To accept this offer, please sign in the space below, indicating your acceptance and agreement to the terms contained herein. No amendment or modification of the terms of this letter will be valid unless made in writing and signed by you and an authorized officer of the Company.

On a personal note, I have very much enjoyed our interactions to date, and look forward to working with you.

Sincerely,

/s/ Louis R. Bucalo
Louis R. Bucalo, M.D.
Chairman, President and CEO

Accepted by:

/s/ Marc Rubin
Name: Marc Rubin, MD

10 Aug. 2007
Date: